PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FOURTH QUARTER 2012 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.58 PER SHARE AND $250 MILLION OF NEW INVESTMENTS FOR THE FOURTH QUARTER

HUNT VALLEY, MARYLAND – February 12, 2013 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the three- and twelve-month period ended December 31, 2012.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three-month period ended December 31, 2012 of $61.4 million or $0.55 per common share.  The $61.4 million of FFO available to common stockholders for the fourth quarter of 2012 includes $2.5 million of interest refinancing costs, $1.5 million of non-cash stock-based compensation expense, $0.8 million of one-time revenue and $0.2 million of acquisition related costs.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Normalized or Adjusted FFO was $0.58 per common share for the three-month period ended December 31, 2012.  FFO and Adjusted FFO are non-GAAP financial measures.  Normalized or Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of certain non-cash items and certain items of revenue or expense, including, but not limited to: interest refinancing cost, acquisitions and stock-based compensation expense and one-time revenue items.  For more information regarding FFO and Adjusted FFO, see the “Fourth Quarter 2012 Results – Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended December 31, 2012, the Company reported net income and net income available to common stockholders of $33.9 million, or $0.30 per diluted common share, on operating revenues of $95.0 million.  This compares to net income and net income available to common stockholders of $19.3 million, or $0.19 per diluted common share, on operating revenues of $76.3 million, for the same period in 2011.

For the twelve-month period ended December 31, 2012, the Company reported net income and net income available to common stockholders of $120.7 million, or $1.12 per diluted common share, on operating revenues of $350.5 million.  This compares to net income of $52.6 million and net income available to common stockholders of $47.5 million, or $0.46 per diluted common share, on operating revenues of $292.2 million, for the same period in 2011.

The year-to-date increase in net income was primarily due to: (i) additional rental income and mortgage interest income associated with approximately $510 million of new investments made throughout 2012; (ii) $10.1 million in incremental gains on asset sales; (iii) $26.1 million net decrease in real estate impairments; and (iv) $6.4 million net decrease in provision for uncollectible accounts receivable.  These increases to net income were partially offset by increased expenses primarily associated with the new investments, including: (i) $12.6 million in increased depreciation expense; (ii) $14.4 million in increased interest expense; and (iii) $2.0 million in incremental general and administrative expenses.  In addition, interest refinancing costs increased $4.8 million over 2011.  The $4.8 million increase in refinancing costs resulted from a December 2012 $2.5 million charge associated with the termination of the Company’s 2011 credit facility and a March 2012 $7.1 million charge associated with the tender and redemption of all of the Company’s outstanding $175 million of 7% Senior Notes due 2016. These two charges were partially offset by a June 2012 $1.7 million gain related to the write-off of the unamortized premium on four HUD mortgage loans the Company prepaid and an August 2011 $3.1 million write-off of deferred cost associated with the termination of the Company’s 2010 credit facility.

2012 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	In January 2013, the Company increased its quarterly common stock dividend to $0.45 per share.

•	In Q4 2012, the Company completed $250 million of new investments.
•	In Q4 2012, the Company entered into a new $700 million unsecured credit facility.
•	In Q4 2012, the Company increased its quarterly common stock dividend to $0.44 per share.

•	In Q3 2012, the Company completed $214 million of new investments.
•	In Q3 2012, Fitch Ratings initiated a BBB- rating on the Company’s senior unsecured notes.

•	In Q2 2012, the Company completed $35 million of new investments.
•	In Q2 2012, the Company established a $245 million 2012 Equity Shelf Program for a continuous at-the-market offering of common stock.
•	In Q2 2012, the Company increased its quarterly common dividend per share to $0.42.

•	In Q1 2012, the Company completed $11 million of new investments.
•	In Q1 2012, the Company tendered and/or redeemed all of its $175 million of 7% Senior Notes due 2016.
•	In Q1 2012, the Company issued $400 million aggregate principal amount of its 5.875% Senior Notes due 2024.

FOURTH QUARTER 2012 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended December 31, 2012 were $95.0 million.  Operating expenses for the three-month period ended December 31, 2012 totaled $36.2 million and were comprised of $30.3 million of depreciation and amortization expense, $4.2 million of general and administrative expense, $1.5 million of stock-based compensation expense and $0.2 million of expense associated with acquisitions.

Other Income and Expense – Other income and expense for the three-month period ended December 31, 2012 was a net expense of $27.7 million, which was comprised of $24.5 million of interest expense,  $0.7 million of amortized deferred financing costs and $2.5 million of interest refinancing costs.

Funds From Operations – For the three-month period ended December 31, 2012, reportable FFO available to common stockholders was $61.4 million, or $0.55 per common share on 112 million weighted-average common shares outstanding, compared to $46.3 million, or $0.45 per common share on 103 million weighted-average common shares outstanding, for the same period in 2011.

The $61.4 million of FFO for the three-month period ended December 31, 2012 includes $2.5 million of interest refinancing costs, $1.5 million of stock-based compensation expense, $0.8 million of one-time miscellaneous revenue and $0.2 million of expense associated with 2012 acquisitions.

The $46.3 million of FFO for the three-month period ended December 31, 2011 includes a $2.3 million provision on uncollectible notes receivable, $1.5 million of stock-based compensation expense, $1.2 million of expense associated with the 2011 acquisitions and a $50 thousand net loss associated with the run-off of owned and operated assets.

Adjusted FFO was $64.9 million, or $0.58 per common share, for the three months ended December 31, 2012, compared to $51.3 million, or $0.50 per common share, for the same period in 2011.  The Company had 9 million additional weighted-average shares for the three months ended December 31, 2012 compared to the same period in 2011.  For further information see “Funds From Operations” below.

2012 ANNUAL RESULTS

Operating Revenues and Expenses – Operating revenues for the twelve-month period ended December 31, 2012 were $350.5 million.  Operating expenses for the twelve-month period ended December 31, 2012, totaled $135.5 million and were composed of: (i) $113.0 million of depreciation and amortization expense; (ii) $15.4 million of general and administrative expense; (iii) $5.9 million of stock-based compensation expense; (iv) $0.9 million of expense associated with 2012 acquisitions; and (v) $0.3 million of provision for impairments on real estate assets.

Other Income and Expense – Other income and expense for the twelve-month period ended December 31, 2012 was a net expense of $106.1 million, which was composed of: (i) $95.5 million of interest expense; (ii) $7.9 million of interest refinancing costs to write-off deferred financing costs associated with (a) the tender and redemption of the Company’s $175 million of 7% Senior Notes due 2016 and (b) the termination of the Company’s 2011 credit facility; and (iii) $2.6 million of amortized deferred financing costs.

Funds From Operations – For the twelve-month period ended December 31, 2012, reportable FFO available to common stockholders was $222.2 million, or $2.06 per common share on 108 million weighted-average common shares outstanding, compared to $172.5 million, or $1.69 per common share on 102 million weighted-average common shares outstanding, for the same period in 2011.

The $222.2 million of FFO for the twelve-month period ended December 31, 2012 includes: (i) $7.9 million of interest refinancing costs; (ii) $5.9 million of non-cash stock-based compensation expense; (iii) $0.9 million of 2012 acquisition related expenses; and (iv) $0.8 million of one-time revenue associated with the collection of former owned and operated receivables and one-time deferred mortgage interest income.

The $172.5 million of FFO for the twelve-month period ended December 31, 2011 includes: (i) $6.4 million in provision for uncollectible accounts and notes receivable; (ii) $6.0 million of non-cash stock-based compensation expense; (iii) $3.5 million in non-cash preferred stock redemption charges; (iv) $3.1 million to write-off deferred financing costs associated with the termination of the Company’s 2010 credit facility; (v) $1.2 million of 2011 acquisition related expenses; and (vi) a $0.7 million net loss associated with the run-off of owned and operated assets.

Adjusted FFO was $236.2 million, or $2.19 per common share, for the twelve-month period ended December 31, 2012, compared to $193.3 million, or $1.89 per common share, for the same period in 2011.  The Company had 5.8 million additional weighted-average shares for the twelve months ended December 31, 2012 compared to the same period in 2011.  For further information see “Funds From Operations” below.

2012 FINANCING ACTIVITIES

$700 Million Unsecured Credit Facility – Effective December 6, 2012, the Company entered into a new $700 million unsecured credit facility, comprised of a $500 million senior unsecured revolving credit facility (the “Revolving Credit Facility”) and a $200 million unsecured, deferred draw term loan facility (the “Term Loan Facility” and, collectively, the “2012 Credit Facilities”).

The 2012 Credit Facilities replaces the Company’s previous $475 million senior unsecured revolving credit facility (the “2011 Credit Facility”).    The Revolving Credit Facility includes an “accordion feature” that permits the Company to expand its borrowing capacity by an additional $300 million, for a maximum aggregate commitment of $1 billion.

The Revolving Credit Facility is priced at LIBOR plus an applicable percentage (beginning at 150 basis points, with a range of 100 to 190 basis points) based on the Company’s ratings from Standard & Poor’s, Moody’s and/or Fitch Ratings, plus a facility fee based on the same ratings (initially 30 basis points, with a range of 15 to 45 basis points).  At December 31, 2012, the Company had $158 million in borrowings outstanding under the Revolving Credit Facility. The Revolving Credit Facility matures in four years, on December 6, 2016, with an option by the Company to extend the maturity one additional year.

The Term Loan Facility is also priced at LIBOR plus an applicable percentage (beginning at 175 basis points, with a range of 110 to 230 basis points) based on the Company’s ratings from Standard & Poor’s, Moody’s and/or Fitch Ratings.  At December 31, 2012, the Company had $100 million in borrowings outstanding under the Term Loan Facility.  The Company has until April 5, 2013 to borrow the full $200 million under the Term Loan Facility.  The Term Loan Facility matures in five years, on December 6, 2017.

The Company and its subsidiaries terminated the 2011 Credit Facility in connection with the effectiveness of the 2012 Credit Facilities.  The Company did not experience any material early termination penalties due to the termination of the 2011 Credit Facility.  For the three month period ending December 31, 2012, the Company recorded a one-time charge of approximately $2.5 million relating to the write-off of deferred financing costs associated with the termination of the 2011 Credit Facility.

$11.8 Million HUD Mortgage Payoffs – On June 29, 2012, the Company paid $11.8 million to retire four mortgage loans guaranteed by the Department of Housing and Urban Development (“HUD”).  The loans were assumed as part of a December 2011 purchase of 17 skilled nursing facilities (“SNFs”) and had a blended interest rate of 6.49% per annum with maturities between October 2029 and September 2042.  The payoff resulted in a $1.7 million gain on the extinguishment of the debt and was recorded in second quarter of 2012.

$245 Million Equity Shelf Program – On June 19, 2012, the Company entered into separate Equity Distribution Agreements (collectively, the “2012 Agreements”) with several financial institutions, each as a sales agent and/or principal (collectively, the “Managers”) to establish a $245 million Equity Shelf Program. Under the terms of the 2012 Agreements, the Company may sell shares of its common stock, from time to time, through or to the Managers having an aggregate gross sales price of up to $245 million. Sales of the shares will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices, or as otherwise agreed with the applicable Manager. The Company will pay each Manager compensation for sales of the shares equal to 2% of the gross sales price per share of shares sold through such Manager.

$140 Million Equity Shelf Program Termination – Also on June 19, 2012, the Company terminated its $140 million Equity Shelf Program (“2010 ESP”).  Since inception of the 2010 ESP, the Company sold a total of 5.3 million shares of common stock generating total net proceeds of $112.6 million, net of $2.3 million in commissions.

$400 Million 5.875% Senior Notes Issuance – On March 19, 2012, the Company issued $400 million aggregate principal amount of its 5.875% Senior Notes due 2024 (the “2024 Notes”).  The 2024 Notes were sold at a price equal to 100% of their face value. The Company used the net proceeds of the offering to fund its cash tender and redemption of its then outstanding $175 million aggregate principal amount of 7% Senior Notes due 2016 (the “2016 Notes”) and used the balance to repay a portion of its outstanding borrowings under its 2011 Credit Facility.

$175 Million 7% Senior Notes Tender and Redemption – On March 5, 2012, the Company commenced a tender offer to purchase for cash any and all of its outstanding 2016 Notes.  Pursuant to the terms of the tender offer, on March 19, 2012, the Company purchased $168.9 million aggregate principal amount of the 2016 Notes.  The Company paid holders of the tendered 2016 Notes consent payments aggregating approximately $4.5 million over the face amount of the 2016 Notes.

On March 27, 2012, the Company redeemed the remaining $6.1 million aggregate principal amount of the 2016 Notes at a redemption price of 102.333% of the principal amount thereof, plus accrued and unpaid interest on the 2016 Notes up to the redemption date.

In connection with the tender offer and redemption, the Company wrote-off approximately $2.6 million of deferred financing costs and other related expenses in connection with the repurchase. The consideration for the tender and redemption of the 2016 Notes was paid from the proceeds from the sale of the 2024 Notes.

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the twelve-month period ended December 31, 2012, the Company sold the following shares of its common stock under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:

Equity Shelf (At-The-Market) Program for 2012
(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Year
	Total	Total	Total	Total	To Date

Number of shares	249	510	2,639	-	3,398
Average price per share	$21.38	$21.21	$24.10	$-	$23.47
Gross Proceeds	$5,318	$10,818	$63,614	$-	$79,750

Dividend Reinvestment and Direct Common Stock Purchase Program for 2012
(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Year
	Total	Total	Total	Total	To Date

Number of shares	665	2,541	1,585	271	5,062
Average price per share	$21.42	$21.54	$23.46	$21.31	$22.11
Gross Proceeds	$14,242	$54,754	$37,161	$5,784	$111,941

2012 PORTFOLIO AND RECENT DEVELOPMENTS

$237 Million New Investments in Q4 2012 – For the three-month period ended December 31, 2012, the Company completed five separate acquisitions with three different operators totaling $237 million of new investments.  The new investments were comprised of 17 SNFs and two assisted living facilities (“ALFs”) totaling 2,050 operating beds and 268 units, respectively.  The 19 facilities are located in California (10), Arizona (4), Michigan (2), Indiana (2) and Texas (1).

The new investments were financed with a combination of credit facility borrowings and the assumption of $72 million of HUD indebtedness. The $72 million of assumed HUD debt is comprised of 8 HUD mortgage loans with a blended interest rate of 5.50% and maturities between April 2031 and February 2045.

In addition to the $237 million of new investments, the Company also invested $13 million under its capital renovation program.

$203 Million of New Investments in Q3 2012 – For the three-month period ended September 30, 2012, the Company purchased 27 facilities (17 SNFs, 4 ALFs and 6 independent living facilities) from an unrelated third party for $203 million. Simultaneous with the transaction, the Company also purchased one parcel of land for $2.8 million.  The 27 facilities and land parcel were added to an existing master lease with a current operator.  The 27 facilities located in Indiana total 2,892 beds (2,340 skilled nursing, 293 assisted living and 259 independent living).

$25 Million of New Investments in Q2 2012 – For the three-month period ending June 30, 2012, the Company completed two separate acquisitions with two existing operators totaling $25 million.  The acquisitions consisted of five SNFs located in Indiana totaling 463 beds.  These facilities were added to existing master leases.

$45 Million of Capital Renovation Projects in 2012 – For the twelve-month period ending December 31, 2012, the Company invested $45 million under its capital renovation program.

Other Portfolio Transactions

Genesis Healthcare – On December 1, 2012, Genesis Healthcare (“Genesis”), an existing operator of the Company, completed the purchase of Sun Healthcare Group (“Sun”), also an existing operator of the Company.  At September 30, 2012, Sun was the Company’s second largest tenant with $235 million in leased assets (40 facilities in 10 states).  The Company leased the 40 facilities to Sun under a master lease with expiration dates in 2013 and 2018.  At September 30, 2012, the Company had a master lease with Genesis covering $122 million in leased assets (13 facilities) located in 5 states.

In connection with the acquisition, on December 1, 2012, the Company entered into a new 53 facility master lease with Genesis expiring on December 31, 2025.  At December 31, 2012, Genesis was the Company’s largest tenant with $357 million in leased assets (approximately 11% of the Company’s total investments) located in 13 states.

Mortgage Payoff – On October 31, 2012, the Company received $12.2 million for the payoff of a first mortgage loan on two Florida SNFs.  As a result of the payoff, in the fourth quarter, the Company recorded one-time deferred mortgage interest income.

Facility Sales – For the three-month period ended December 31, 2012, the Company sold two facilities (one of which was closed) for total cash proceeds of $4.8 million, generating approximately a $2.8 million accounting gain.  For the year ended December 31, 2012, the Company sold nine facilities for total cash proceeds of $29.0 million, generating approximately an $11.8 million accounting gain.

DIVIDENDS

On January 16, 2013, the Company’s Board of Directors announced a common stock dividend of $0.45 per share, increasing the quarterly common dividend by $0.01 per share over the prior quarter, to be paid February 15, 2013 to common stockholders of record on January 31, 2013.

2013 ADJUSTED FFO AND ADJUSTED FAD GUIDANCE

The Company currently expects its 2013 Adjusted FFO available to common stockholders to be between $2.45 and $2.50 per diluted share.  In addition, it expects its 2013 Adjusted Funds Available For Distribution (“FAD”) available to common stockholders to be between $2.20 and $2.25 per diluted share.

The Company's Adjusted FFO and Adjusted FAD guidance for 2013 includes approximately $200 million of new investments; however, it excludes the impact of gains and losses from the sale of assets, additional divestitures, certain revenue and expense items, interest refinancing expense, capital transactions and restricted stock amortization expense.  A reconciliation of the Adjusted FFO and FAD guidance to the Company's projected GAAP earnings is provided on schedules attached to this press release.  The Company may, from time to time, update its publicly announced Adjusted FFO and FAD guidance, but it is not obligated to do so.

The Company's Adjusted FFO and FAD guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company’s control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in restricted stock amortization expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

TAX TREATMENT FOR 2012 DIVIDENDS

On February 15, 2012, May 15, 2012, August 15, 2012 and November 15, 2012, the Company paid dividends to its common stockholders in the per share amounts of $0.41, $0.42, $0.42 and $0.44, for stockholders of record on January 31, 2012, April 30, 2012, July 31, 2012 and October 31, 2012, respectively.  The Company has determined that 47.70% of the common dividends paid in 2012 should be treated for tax purposes as a return of capital, with the balance of 52.30% treated as an ordinary dividend.

CONFERENCE CALL

The Company will be conducting a conference call on Tuesday, February 12, 2013, at 10 a.m. Eastern to review the Company’s 2012 fourth quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (888) 317-6016.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 317-6016.  Ask the operator to be connected to the “Omega Healthcare Fourth Quarter 2012 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At December 31, 2012, the Company owned or held mortgages on 476 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 55,279 licensed beds (53,104 available beds) located in 33 states and operated by 46 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements, including without limitation the information under the heading “2013 Adjusted FFO and Adjusted FAD Guidance.”  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of the Company’s operators; (iv) the ability of any of the Company’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in the Company’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; and (xii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$3,038,553	$2,537,039
Less accumulated depreciation	(580,373)	(470,420)
Real estate properties – net	2,458,180	2,066,619
Mortgage notes receivable – net	238,621	238,675
	2,696,801	2,305,294
Other investments – net	47,339	52,957
	2,744,140	2,358,251
Assets held for sale – net	1,020	2,461
Total investments	2,745,160	2,360,712

Cash and cash equivalents	1,711	351
Restricted cash	36,660	34,112
Accounts receivable – net	125,180	100,664
Other assets	73,294	61,473
Total assets	$2,982,005	$2,557,312

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$258,000	$272,500
Secured borrowings	366,538	303,610
Unsecured borrowings – net	1,200,394	975,290
Accrued expenses and other liabilities	145,744	127,428
Total liabilities	1,970,676	1,678,828

Stockholders’ equity:
Common stock $.10 par value authorized – 200,000 shares issued and outstanding 112,393 shares as of December 31, 2012 and 103,410 as of December 31, 2011	11,239	10,341
Common stock – additional paid-in-capital	1,664,855	1,471,381
Cumulative net earnings	754,128	633,430
Cumulative dividends paid	(1,418,893)	(1,236,668)
Total stockholders’ equity	1,011,329	878,484
Total liabilities and stockholders’ equity	$2,982,005	$2,557,312

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue
Rental income	$85,219	$70,071	$314,592	$273,517
Mortgage interest income	8,029	5,726	30,446	16,274
Other investment income – net	1,227	429	4,760	2,070
Miscellaneous	537	78	662	343
Total operating revenues	95,012	76,304	350,460	292,204

Expenses
Depreciation and amortization	30,332	25,489	112,983	100,337
General and administrative	4,191	3,364	15,388	13,395
Stock-based compensation expense	1,486	1,519	5,942	6,037
Acquisition costs	223	1,159	909	1,204
Impairment loss on real estate properties	-	1,373	272	26,344
Provisions for uncollectible mortgages, notes and accounts receivable	-	2,300	-	6,439
Nursing home expenses of owned and operated assets	-	50	-	653
Total operating expenses	36,232	35,254	135,494	154,409

Income before other income and expense	58,780	41,050	214,966	137,795
Other income (expense)
Interest income	7	5	29	40
Interest expense	(24,501)	(20,981)	(95,527)	(81,154)
Interest – amortization of deferred financing costs	(679)	(648)	(2,649)	(2,674)
Interest – refinancing costs	(2,510)	-	(7,920)	(3,071)
Total other expense	(27,683)	(21,624)	(106,067)	(86,859)

Income before gain on assets sold	31,097	19,426	108,899	50,936
Gain (loss) on assets sold – net	2,826	(133)	11,799	1,670
Net income	33,923	19,293	120,698	52,606
Preferred stock dividends	-	-	-	(1,691)
Preferred stock redemption	-	-	-	(3,456)
Net income available to common stockholders	$33,923	$19,293	$120,698	$47,459

Income per common share available to common stockholders:
Basic:
Net income	$0.30	$0.19	$1.12	$0.46
Diluted:
Net income	$0.30	$0.19	$1.12	$0.46

Dividends declared and paid per common share	$0.44	$0.40	$1.69	$1.55

Weighted-average shares outstanding, basic	111,756	103,311	107,591	102,119
Weighted-average shares outstanding, diluted	112,329	103,389	108,011	102,177

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income available to common stockholders	$33,923	$19,293	$120,698	$47,459
(Deduct gain) add back loss from real estate dispositions	(2,826)	133	(11,799)	(1,670)
Sub-total	31,097	19,426	108,899	45,789
Elimination of non-cash items included in net income:
Depreciation and amortization	30,332	25,489	112,983	100,337
Add back non-cash provision for impairments on real estate properties	—	1,373	272	26,344
Funds from operations available to common stockholders	$61,429	$46,288	$222,154	$172,470

Weighted-average common shares outstanding, basic	111,756	103,311	107,591	102,119
Restricted stock and PRSUs	551	64	401	45
Deferred stock	22	14	19	13
Weighted-average common shares outstanding, diluted	112,329	103,389	108,011	102,177

Funds from operations per share available to common stockholders	$0.55	$0.45	$2.06	$1.69

Adjusted funds from operations:
Funds from operations available to common stockholders	$61,429	$46,288	$222,154	$172,470
Deduct one-time cash revenue	(536)	—	(536)	—
Deduct one-time non-cash deferred mortgage interest income	(236)	—	(236)	—
Add back non-cash preferred stock redemption charges	—	—	—	3,456
Add back non-cash provision for uncollectible accounts receivable	—	2,300	—	6,439
Add back nursing home expenses	—	50	—	653
Add back interest refinancing expense	2,510	—	7,920	3,071
Add back acquisition costs	223	1,159	909	1,204
Add back non-cash stock-based compensation expense	1,486	1,519	5,942	6,037
Adjusted funds from operations available to common stockholders	$64,876	$51,316	$236,153	$193,330

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above.  The Company believes that Adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company’s computation of Adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The Company currently expects its 2013 Adjusted FFO available to common stockholders to be between $2.45 and $2.50 per diluted share.  The Company also expects its 2013 Adjusted FAD available to common stockholders to be between $2.20 and $2.25 per diluted share.  The following table presents a reconciliation of our guidance regarding 2013 FFO and Adjusted FFO and FAD and Adjusted FAD to net income available to common stockholders:

	2013 Projected Adjusted FFO and FAD
Per diluted share:
Net income available to common stockholders	$1.30	−	$1.35
Adjustments:
Depreciation and amortization	1.10	−	1.10
Provision for impairment on real estate assets	0.00	−	0.00
Funds from operations available to common stockholders	$2.40	−	$2.45

Adjustments:
Acquisition costs	0.00	−	0.00
Stock-based compensation expense	0.05	−	0.05
Adjusted funds from operations available to common stockholders	$2.45	−	$2.50

Adjustments:
Non-cash interest expense	0.01	−	0.01
Non-cash revenue	(0.26)	−	(0.26)
Funds available for distributions	$2.20	−	$2.25

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended December 31, 2012:

	As of December 31, 2012
Balance Sheet Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment
Real Property(1)	445	49,612	$3,057,753	93%
Loans Receivable	31	3,492	238,621	7%
Total Investments	476	53,104	$3,296,374	100%

Investment Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment	Investment per Bed
Skilled Nursing Facilities (1)	449	51,471	$3,141,941	95%	$61
Assisted Living Facilities	16	1,081	91,504	3%	85
Specialty Hospitals and Other	11	552	62,929	2%	114
	476	53,104	$3,296,374	100%	$62

Note: table above excludes two facilities classified as held-for-sale. (1) Includes $19.2 million for lease inducement.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Twelve Months Ended
	December 31, 2012		December 31, 2012
Rental Property (1)	$85,219	90%	$314,592	90%
Mortgage Notes	8,029	9%	30,446	9%
Other Investment Income	1,227	1%	4,760	1%
	$94,475	100%	$349,798	100%

Revenue by Facility Type	Three Months Ended		Twelve Months Ended
	December 31, 2012		December 31, 2012
Skilled Nursing Facilities (1)	$89,554	95%	$335,246	96%
Assisted Living Facilities	1,729	2%	4,096	1%
Specialty Hospitals	1,965	2%	5,696	2%
Other	1,227	1%	4,760	1%
	$94,475	100%	$349,798	100%

(1) 4th quarter revenue includes $1.0 million reduction for lease inducement and $3.5 million year-to-date.

Operator Concentration by Investment ($000's)	As of December 31, 2012
	# of Properties	Investment	% Investment
Genesis Healthcare	53	$356,683	11%
CommuniCare Health Services, Inc.	36	332,622	10%
Health & Hospital Corporation	40	279,475	8%
Airamid Health Management	38	263,560	8%
Signature Holdings II, LLC	31	226,062	7%
S&F Management Company, LLC	14	212,448	7%
Advocat Inc.	36	148,408	5%
Gulf Coast Master Tenant I, LLC	17	146,636	4%
Guardian LTC Management Inc. (1)	23	145,171	4%
Affiliates of Capital Funding Group, Inc.	17	129,697	4%
Remaining 36 Operators	171	1,055,612	32%
	476	$3,296,374	100%

Note: table above excludes two facilities classified as held-for-sale. (1) Investment amount includes a $19.2 million lease inducement.

Concentration by State	# of Properties	Investment	% Investment
Florida	85	$604,849	18%
Ohio	50	365,536	11%
Indiana	50	318,570	10%
California	22	187,108	6%
Pennsylvania	25	175,728	5%
Maryland	16	174,076	5%
Texas	32	171,080	5%
Michigan	19	152,221	5%
Arkansas	23	125,912	4%
Tennessee	16	118,913	4%
Arizona	10	98,014	3%
West Virginia (1)	11	94,996	3%
Colorado	12	79,659	2%
Kentucky	15	67,252	2%
North Carolina	10	59,296	2%
Massachusetts	8	57,347	2%
Remaining 17 States	72	445,817	13%
	476	$3,296,374	100%
Note: table above excludes two facilities classified as held-for-sale. (1) Investment amount includes a $19.2 million lease inducement.

Revenue Maturities ($000's)	As of December 31, 2012
Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
	2013	3,454	550	4,004	1%
	2014	1,323	-	1,323	1%
	2015	3,216	-	3,216	1%
	2016	30,014	-	30,014	8%
	2017	7,192	-	7,192	2%

(1) Based on 2012 contractual rents and interest (without giving effect to annual escalators).

The following tables present operator revenue mix, census and coverage data based on information provided by our operators:

Operator Revenue Mix	% Revenue Mix
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended September 30, 2012	53.3%	38.3%	8.4%
Three-months ended June 30, 2012	52.6%	39.1%	8.3%
Three-months ended March 31, 2012	52.2%	39.6%	8.2%
Three-months ended December 31, 2011	52.9%	38.4%	8.7%
Three-months ended September 30, 2011	50.5%	40.9%	8.6%

Operator Census and Coverage		Coverage Data
	Census (1)	Before Management Fees		After Management Fees

Twelve-months ended September 30, 2012	83.6%	2.0	x	1.5	x
Twelve-months ended June 30, 2012	83.7%	2.0	x	1.6	x
Twelve-months ended March 31, 2012	83.7%	2.1	x	1.7	x
Twelve-months ended December 31, 2011	84.0%	2.2	x	1.8	x
Twelve-months ended September 30, 2011	84.0%	2.3	x	1.8	x

(1)	Based on available beds.

The following table presents a debt maturity schedule as of December 31, 2012:

Debt Maturities ($000’s)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (1)	Line of Credit (2)(3)	Senior Notes (4)	Sub Notes (5)	Total Debt
2013	$-	$-	$-	$-	$-
2014	-	-	-	-	-
2015	-	-	-	-	-
2016	-	500,000	-	-	500,000
2017	-	200,000	-	-	200,000
Thereafter	335,711	-	1,175,000	20,000	1,530,711
	$335,711	$700,000	$1,175,000	$20,000	$2,230,711

(1) Excludes $30.8 million of fair market valuation (adjustments).
(2) Reflected at 100% borrowing capacity.
(3) Comprised of a $500 million revolver due 2016 and a $200 million term loan due 2017.
(4) Excludes net premium of $4.3 million
(5) Excludes $1.0 million of fair market valuation (adjustments).

The following table presents investment activity for the three- and twelve - month period ended December 31, 2012:

Investment Activity ($000's)	Three Months Ended		Twelve Months Ended
	December 31, 2012		December 31, 2012
Funding by Investment Type:	$ Amount	%	$ Amount	%

Real Property	$235,492	94%	$468,153	92%
Mortgages	4,843	2%	11,969	2%
Other	9,330	4%	29,436	6%
Total	$249,665	100%	$509,558	100%